Exhibit 99.1

TeleTech Appoints Judi Hand as Executive Vice President and Chief Sales Officer

ENGLEWOOD, Colo., July 12, 2011 — TeleTech Holdings, Inc. (NASDAQ: TTEC), one of the largest global providers of strategic consulting and technology-enabled business process outsourcing solutions that drive commerce and differentiate the customer experience, today announced that it has appointed Judi Hand as Executive Vice President and Chief Sales Officer.  Ms. Hand will be assuming the responsibilities of Joe Bellini, effective July 22, 2011.  Mr. Bellini has resigned from the Company to pursue other business opportunities.

“We appreciate Joe’s leadership in advancing our sales efforts and we wish him the best in his future endeavors,” said Ken Tuchman, chairman and chief executive officer.  “We are excited to leverage Judi’s proven sales prowess across TeleTech’s broader array of offerings as she has been instrumental in growing Direct Alliance into a leading provider of revenue generation solutions for many of the world’s leading companies.”

Ms. Hand first joined TeleTech in April 2007 as President and General Manager of Direct Alliance, and in 2009 also became the Company’s Chief Marketing Officer.  Ms. Hand will continue to manage Direct Alliance while also leading the TeleTech sales organization. A replacement for TeleTech’s Chief Marketing Officer is underway.

Prior to joining TeleTech, Ms. Hand had more than 20 years of experience in sales, service, and marketing to business and consumer customers at all levels.  Her previous experience includes, but is not limited to, Senior Vice President of Enterprise Sales with AT&T, Senior Vice President of Sales and Customer Care at Qwest, and Chief Marketing Officer for US WEST Dex.

Ms. Hand earned her MBA from Stanford University and a BSBA in communications and marketing from the University of Nebraska.

ABOUT TELETECH

For nearly 30 years, TeleTech and its subsidiaries have helped the world’s largest companies achieve their most ambitious goals.  As the go-to partner for the Global 1000, the TeleTech group of companies delivers technology-based solutions that maximize revenue, transform customer experiences and optimize business processes.  From strategic consulting to operational execution, TeleTech’s approximately 44,000 employees drive success for clients in the communications and media, financial services, government, healthcare, technology, transportation and retail industries. Our companies deliver award-winning integrated solutions in support of professional services, revenue generation, customer innovation, enterprise innovation, hosted technology and learning innovation. For additional information, please visit www.teletech.com.

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Media Contact	Investor Contact
Bob Livingston	Karen Breen
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